PRICING SUPPLEMENT NO. 1619ZZ Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated October 12, 2012 $1,137,500 Deutsche Bank AG Performance Securities
Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar due October 17, 2014

Investment Description
The Performance Securities (the “securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Chinese renminbi (the “Underlying Currency”) relative to the U.S. dollar (the “Reference Currency”), as measured by the Currency Return formula set forth herein. If the Currency Return is positive, meaning that the Underlying Currency strengthened against the Reference Currency, Deutsche Bank AG will repay the Face Amount of the securities at maturity and pay a return equal to the Currency Return multiplied by the Participation Rate of 360.00%. If the Currency Return is zero, Deutsche Bank AG will repay the full Face Amount of the securities at maturity. If the Currency Return is negative, meaning that the Underlying Currency weakened against the Reference Currency, Deutsche Bank AG will repay less than the full Face Amount of the securities at maturity, resulting in a loss on the Face Amount that is proportionate to the negative Currency Return, but, in no case, will the Payment at Maturity be less than zero. The Spot Rate for the Underlying Currency is expressed as units of the Chinese renminbi per one U.S. dollar. If the Final Spot Rate is less than the Initial Spot Rate, the Currency Return will be positive and will reflect an appreciation of the Underlying Currency relative to the Reference Currency, and if the Final Spot Rate is greater than the Initial Spot Rate, the Currency Return will be negative and will reflect a depreciation of the Underlying Currency relative to the Reference Currency. Investing in the securities involves significant risks. You may lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates
❑    Participation in a Positive Currency Return: If the Currency Return is positive, Deutsche Bank AG will repay the full Face Amount of the securities at maturity and pay a return equal to the Currency Return multiplied by the Participation Rate of 360.00%.

❑     Full Downside Market Exposure: If the Currency Return is negative, you will be exposed to the weakening of the Underlying Currency relative to the Reference Currency and the Issuer will pay less than the full Face Amount of the securities at maturity, resulting in a loss on the Face Amount that is proportionate to the negative Currency Return, but, in no case, will the Payment at Maturity be less than zero. You might lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1 1 See page 3 for additional details	October 12, 2012 October 17, 2012 October 14, 2014 October 17, 2014

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING CURRENCY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Performance Securities Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar. The return on the securities at maturity will depend upon the performance of the Underlying Currency relative to the Reference Currency, as measured by the Currency Return. The securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are offered at a minimum investment of 100 securities at the price to public described below.

Underlying Currency	Reference Currency	Initial Spot Rate	Participation Rate	CUSIP/ ISIN
Chinese renminbi (“CNY”)	U.S. dollar (“USD”)	6.3264	360.00%	25154X 17 3 / US25154X1735
See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the prospectus dated September 28, 2012, the prospectus supplement dated September 28, 2012, product supplement ZZ dated September 28, 2012, and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement ZZ. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public(1)	Max Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$1,137,500.00	$22,750.00	$1,114,750.00
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an issue price of $9.80 per security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,137,500.00	$155.15

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement ZZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement ZZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005086/crt_dp33013-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including the prospectus dated September 28, 2012, as supplemented by the prospectus supplement dated September 28, 2012, and the product supplement ZZ dated September 28, 2012) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “securities” refers to the Deutsche Bank AG Performance Securities Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

All references to “Performance Securities” in this pricing supplement shall be deemed to refer to “securities,” as defined in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 8 of the accompanying product supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦ You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that has similar downside market risk as the Underlying Currency relative to the Reference Currency.

♦ You seek an investment with a return linked to the performance of the Chinese renminbi relative to the U.S. dollar, and you believe that the Underlying Currency will strengthen relative to the Reference Currency over the term of the securities.

♦ You are willing to invest in the securities based on the Participation Rate as set forth on the cover of this pricing supplement.

♦ You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the Underlying Currency relative to the Reference Currency.

♦ You do not seek current income from your investment.

♦ You understand the increased volatility and other risks associated with investments in currencies generally and with the Underlying Currency relative to the Reference Currency specifically.

♦ You are willing to hold the securities, which have a term of approximately 2 years, to maturity, and accept that there may be little or no secondary market for the securities.

♦ You are willing to assume the credit risk of Deutsche Bank AG for all payments under the securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

♦ You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦ You require an investment designed to provide a full return of the Face Amount at maturity.

♦ You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as the Underlying Currency relative to the Reference Currency.

♦ You do not seek an investment with a return linked to the performance of the Chinese renminbi relative to the U.S. dollar, or you believe that the Underlying Currency will weaken relative to the Reference Currency over the term of the securities.

♦ You are unwilling to invest in the securities based on the Participation Rate as set forth on the cover of this pricing supplement.

♦ You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the Underlying Currency relative to the Reference Currency.

♦ You seek current income from this investment.

♦ You do not understand the increased volatility and other risks associated with investments in currencies generally and with the Underlying Currency relative to the Reference Currency specifically.

♦ You are unable or unwilling to hold the securities, which have a term of approximately 2 years, to maturity, or you seek an investment for which there will be an active secondary market.

♦ You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the securities.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per security for brokerage account investors; $9.80 per security for advisory account investors (both subject to a minimum purchase of 100 securities)
Face Amount	$10.00 per security. The Payment at Maturity will be based on the Face Amount.
Term	2 years
Trade Date	October 12, 2012
Settlement Date	October 17, 2012
Final Valuation Date1	October 14, 2014
Maturity Date1	October 17, 2014
Underlying Currency	Chinese renminbi (“CNY”)
Reference Currency	U.S. dollar (“USD”)
Participation Rate	360.00%
Payment at Maturity (per $10.00 security)
If the Currency Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 security that provides you with the Face Amount of $10.00 per security plus a return equal to the Currency Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 x Currency Return x Participation Rate)

Due to the Currency Return calculation, the maximum possible Currency Return is 100%.

If the Currency Return is zero, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 security.

If the Currency Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per security, resulting in a loss on the Face Amount that is proportionate to the negative Currency Return, calculated as follows:

the greater of (i) zero and (ii) $10.00 + ($10.00 x Currency Return)

In this scenario, you will be exposed to the weakening of the Underlying Currency relative to the Reference Currency and you will lose 1.00% of the Face Amount for every 1.00% the Final Spot Rate is greater than the Initial Spot Rate, as measured by the Currency Return. Accordingly, you will lose some or all of your initial investment. However, in no case will the Payment at Maturity be less than zero.

Initial Spot Rate	6.3264, the Spot Rate for the Underlying Currency on the Trade Date.
Final Spot Rate	The Spot Rate for the Underlying Currency on the Final Valuation Date
Currency Return
The percentage change in the Underlying Currency relative to the Reference Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:

Initial Spot Rate - Final Spot Rate
Initial Spot Rate

Because the Currency Return is calculated pursuant to the formula above, the maximum possible Currency Return for the Underlying Currency will equal 100%. There is no comparable limit on the negative performance of the Currency Return. However, in no case will the Payment at Maturity be less than zero.

Spot Rate
The spot exchange rate for the Underlying Currency against the Reference Currency, as determined by the calculation agent by reference to the Spot Rate definition set forth in this pricing supplement under “Spot Rate.” The Spot Rate for the Underlying Currency is expressed as units of the Chinese renminbi per one U.S. dollar.

No Coupon Payments	We will not pay you coupons during the term of the securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF DEUTSCHE BANK AG. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Spot Rate for the Underlying Currency is determined. The Participation Rate is set.

Maturity Date:
The Final Spot Rate is determined and the Currency Return is calculated.

If the Currency Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 security that provides you with the Face Amount of $10.00 per security plus a return equal to the Currency Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 x Currency Return x Participation Rate)

If the Currency Return is zero, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 security.

If the Currency Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per security, resulting in a loss on the Face Amount that is proportionate to the negative Currency Return, calculated as follows:

the greater of (i) zero and (ii) $10.00 + ($10.00 x Currency Return)

In this scenario, you will  be exposed to the weakening of the Underlying Currency relative to the Reference Currency and you will lose 1.00% of the Face Amount for every 1.00% the Final Spot Rate is greater than the Initial Spot Rate, as measured by the Currency Return. Accordingly, you will lose some or all of your initial investment. However, in no case will the Payment at Maturity be less than zero.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks
An investment in the securities involves significant risks. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The securities differ from ordinary debt securities in that Deutsche Bank AG is not necessarily required to repay the full Face Amount of securities. The return on the securities at maturity is linked to the performance of the Underlying Currency relative to the Reference Currency and will depend on whether, and the extent to which, the Currency Return is positive or negative. If the Final Spot Rate is greater than the Initial Spot Rate, you will be exposed to the weakening of the Underlying Currency relative to the Reference Currency and Deutsche Bank AG will pay you an amount at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount of securities for each 1.00% increase in the Final Spot Rate as compared to the Initial Spot Rate, as measured by the Currency Return. Under these circumstances, you will lose some or all of the Face Amount in an amount that is proportionate to the negative Currency Return, but, in no case, will the Payment at Maturity be less than zero. Any payment on the securities, including any repayment of the Face Amount of securities, is subject to the creditworthiness of Deutsche Bank AG.

♦
YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY RETURN IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON A NEGATIVE CURRENCY RETURN — Because the Currency Return is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum Currency Return will equal 100%. Therefore, the return on the securities is capped to 100% multiplied by the Participation Rate of 360.00%. Furthermore, due to this Currency Return formula, there is no comparable limit on the negative performance of the Underlying Currency; however, the Payment at Maturity cannot be less than zero.

♦
THE PARTICIPATION RATE APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the securities themselves, and the return you realize may be less than the Currency Return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your securities to maturity.

♦	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

♦
RISKS RELATING TO THE CREDIT OF THE ISSUER — The securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of the Face Amount of securities, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

♦
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Underlying Currency. The Currency Return for the Underlying Currency is based upon the formula set forth above. The Currency Return is dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

♦
CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk, market volatility and potential impact of actions taken by governments, which may include the regulation of exchange rates, foreign investment or particular transactions in foreign currency, the imposition of taxes, the issuance of currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rate and the value of your securities in varying ways, and different factors may cause the value of the Underlying Currency and the volatility of its Spot Rate to move in inconsistent directions at inconsistent rates.

♦
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Underlying Currency is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is a greater possibility of nationalization, expropriation or confiscation, political changes, government regulation changes and social instability relative to their industrialized counterparts. Future political changes may adversely affect the economic conditions of an emerging or developing nation. Political or economic instability in emerging market countries is likely to have an adverse effect on the performance of the Underlying Currency relative to the Reference Currency, and, consequently, the return on the securities.

♦
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Underlying Currency relative to the Reference Currency and, consequently, the value of the securities.

♦
THE SECURITIES ARE LINKED TO THE PERFORMANCE OF A SINGLE CURRENCY RELATIVE TO A SINGLE CURRENCY AND THEREFORE EXPOSE YOU TO SIGNIFICANT NON-DIVERSIFIED CURRENCY RISK – Your investment in the securities is subject to the risk of significant fluctuations in the performance of a single currency, the Chinese renminbi relative to a single currency, the U.S. dollar. Because the securities are linked to a single currency as opposed to a basket of currencies, adverse movements in the exchange rate of the Underlying Currency will not be offset or moderated by potential favorable movements in the exchange rates of other currencies as if the securities were linked to a currency basket.

♦
THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the U. S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the Reference Currency. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Underlying Currency relative to the Reference Currency and the value of the securities.

♦
IF THE LIQUIDITY OF THE UNDERLYING CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for the Underlying Currency, and therefore, on the return on your securities. Limited liquidity relating to the Underlying Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Return using its normal means. The resulting discretion by the calculation agent in determining the Currency Return could, in turn, result in potential conflicts of interest.

♦
SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rate of the Underlying Currency and, therefore, the value of the securities.

♦
THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE UNDERLYING CURRENCY — Changes in the Underlying Currency during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Currency Return by measuring the percentage change from the Initial Spot Rate to the Final Spot Rate, as set forth herein. The Currency Return will be calculated only as of the Final Valuation Date. As a result, the Currency Return may be less than zero even if the Underlying Currency moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

♦
HISTORICAL PERFORMANCE OF THE UNDERLYING CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING CURRENCY DURING THE TERM OF THE SECURITIES — It is impossible to predict whether the Spot Rate of the Underlying Currency will rise or fall. The Spot Rate of the Underlying Currency will be influenced by complex and interrelated political, economic, financial and other factors.

♦
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Currency Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Currency Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Currency Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of the Underlying Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

♦
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of securities, the Issue Price of the securities includes the cost of hedging our obligations under the securities through one or more of our affiliates as well as the agent’s commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

♦
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

♦
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the Spot Rate for the Underlying Currency on any day will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Currency and the Reference Currency;

♦	the time remaining to maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between the Underlying Currency and the Reference Currency;

♦	interest rates and yields in the market generally and in the markets of the Underlying Currency and the Reference Currency;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS AG OR ITS AFFILIATES, IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Spot Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Spot Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rate of the Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

♦
WE AND OUR AFFILIATES OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE CURRENCY RETURN TO WHICH THE SECURITIES ARE LINKED AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Currency to which the securities are linked.

♦
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Currency Return and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for the Underlying Currency is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the return of the Underlying Currency.

♦
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN AND ENTAIL POTENTIALLY ONEROUS TAX COMPLIANCE BURDENS — There is substantial uncertainty regarding the United States federal income tax consequences of owning the securities. For information reporting purposes, we intend to treat the securities as "nonfunctional currency contingent payment debt instruments." Under this treatment, if you are a taxable U.S. investor, in each year that you own a security you generally will be required to accrue, as interest income, an amount of Underlying Currency that is determined by reference to the "comparable yield" at which we could issue a fixed-rate debt instrument denominated in the Underlying Currency. For purposes of filing your U.S. federal income tax return, you will be required to translate each accrual of Underlying Currency into U.S. dollars, generally based on average exchange rates for the accrual period in question. Any gain you recognize with respect to a security will be treated as ordinary income. In addition, you will generally be required to determine currency exchange gain or loss with respect to the payment you receive at maturity (or upon an earlier taxable disposition), and may be subject to special reporting requirements if any such currency exchange loss exceeds a specified threshold. Our treatment of the securities as debt instruments will likely be binding on you, but not on the Internal Revenue Service (the "IRS"). We are not required to, and will not, provide the information regarding exchange rates that you will need in order to file your U.S. federal income tax returns.

You should review carefully the discussion below under “What Are the Tax Consequences of an Investment in the Securities?” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. If you are a taxable U.S. investor, you should not purchase the securities unless you are confident, following consultation with your tax adviser, that you will be able to determine and report taxable income or loss with respect to your securities under a highly complex set of rules.

Hypothetical Return Table and Examples
The following table and examples illustrate the hypothetical payment amounts at maturity per $10.00 Face Amount of securities for a hypothetical range of Currency Returns and assume an Initial Spot Rate of 6.3264 and a Participation Rate of 360.00%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Spot Rate	Currency Return*	Payment at Maturity ($)	Total Return per $10.00 issue price (%)(1)	Total Return per $9.80 issue price (%)(2)
3.1632	50.00%	$28.00	180.00%	185.71%
3.7958	40.00%	$24.40	144.00%	148.98%
4.4285	30.00%	$20.80	108.00%	112.24%
5.0611	20.00%	$17.20	72.00%	75.51%
5.6938	10.00%	$13.60	36.00%	38.78%
6.3264	0.00%	$10.00	0.00%	2.04%
6.3897	-1.00%	$9.90	-1.00%	1.02%
6.9590	-10.00%	$9.00	-10.00%	-8.16%
7.5917	-20.00%	$8.00	-20.00%	-18.37%
8.2243	-30.00%	$7.00	-30.00%	-28.57%
8.8570	-40.00%	$6.00	-40.00%	-38.78%
9.4896	-50.00%	$5.00	-50.00%	-48.98%
10.1222	-60.00%	$4.00	-60.00%	-59.18%
10.7549	-70.00%	$3.00	-70.00%	-69.39%
11.3875	-80.00%	$2.00	-80.00%	-79.59%
12.0202	-90.00%	$1.00	-90.00%	-89.80%
12.6528	-100.00%	$0.00	-100.00%	-100.00%
13.2854	-110.00%	$0.00	-100.00%	-100.00%
13.9181	-120.00%	$0.00	-100.00%	-100.00%
14.5507	-130.00%	$0.00	-100.00%	-100.00%
*       Because the Currency Return is calculated pursuant to the formula set forth in “Final Terms,” the maximum possible Currency Return for the Underlying Currency will equal 100%. There is no comparable limit on the negative performance of the Currency Return. However, in no case will the Payment at Maturity be less than zero.

(1)    The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 Face Amount of securities to the issue price of $10 per security for all brokerage account investors.

(2)    The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 Face Amount of securities to the issue price of $9.80 per security, which is the issue price for investors in advisory accounts. See “Supplemental Plan of Distribution” in this pricing supplement.

Example 1:

The Final Spot Rate of 3.7958 is less than the Initial Spot Rate, resulting in a Currency Return of 40.00%. Because the Underlying Currency strengthened relative to the Reference Currency and the resulting Currency Return is 40.00%, the investor receives a return equal to the Currency Return multiplied by the Participation Rate of 360.00%. The Payment at Maturity is equal to $24.40 per $10.00 Face Amount of securities (a return of 144.00% for brokerage account investors and 148.98% for advisory account investors), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 40.00% × 360.00%) = $24.40

Example 2:

The Final Spot Rate is equal to the Initial Spot Rate, resulting in a Currency Return of 0.00%. Because the Currency Return is 0.00%, the Payment at Maturity is equal to $10.00 per $10.00 Face Amount of securities (a return of 0.00% for brokerage account investors and 2.04% for advisory account investors).

Example 3:

The Final Spot Rate of 8.8570 is greater than the Initial Spot Rate, resulting in a Currency Return of -40.00%. Because the Underlying Currency weakened relative to the Reference Currency and the resulting Currency Return is -40.00%, the Payment at Maturity is equal to $6.00 per $10.00 Face Amount of securities (a return of -40.00% for brokerage account investors and -38.78% for advisory account investors), calculated as follows:

Payment at Maturity = the greater of (i) $0.00 and (ii) $10.00 + ($10.00 × -40.00%) = $6.00

Example 4:

The Final Spot Rate of 13.9181 is greater than the Initial Spot Rate, resulting in a Currency Return of -120.00%. Because the Underlying Currency weakened relative to the Reference Currency and the resulting Currency Return is -120.00%, the Payment at Maturity is equal to $0.00 per $10.00 Face Amount of securities (a return of -100.00% for brokerage account investors and -100.00% for advisory account investors), calculated as follows:

Payment at Maturity = the greater of (i) $0.00 and (ii) $10.00 + ($10.00 × -120.00%) = $0.00

Spot Rate
The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

If the foregoing Spot Rate is unavailable (or is published in error), the Final Valuation Date may be postponed and the Spot Rate may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described under “Description of the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Historical Information
The following table and graph show the historical exchange rates for the number of units of Chinese renminbi per one U.S. dollar. The table uses daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graph uses daily exchange rates that are based on Bloomberg end-of-day quotations. The Bloomberg quotations are not the same as the Spot Rate set forth above. The Payment at Maturity will be determined using the Spot Rate determination described above and the Bloomberg quotations below should be used for reference purposes only. The table shows the historical high, low and period-end exchange rates for the period from January 2, 2002 through October 12, 2012. The numbers appearing in the table may have been rounded for ease of analysis. The graph following the table sets forth the historical exchange rate performance for the period from October 12, 2002 through October 12, 2012.

The historical data set forth below are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate set forth above or the Currency Return. Any historical upward or downward trend in the exchange rate set forth in the following table or graph during any period set forth below is not an indication that the Spot Rate or Currency Return is more or less likely to increase or decrease at any time during the term of the securities. The daily exchange rates published by Bloomberg may differ from the Spot Rate for the Underlying Currency. We will not use Bloomberg to determine the Spot Rate for the Underlying Currency.

The decline of the exchange rate of the Underlying Currency (meaning the Underlying Currency strengthened relative to the Reference Currency) will have a positive impact on the Currency Return. The increase of the exchange rate of the Underlying Currency (meaning the Underlying Currency weakened relative to the Reference Currency) will have a negative impact on the Currency Return.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 2, 2002 through October 12, 2012
(expressed as units of Chinese renminbi per U.S. dollar)

Chinese renminbi	High	Low	Period End
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3061	6.8061	6.8277
2009	6.8563	6.8108	6.8271
2010	6.8347	6.5897	6.6070
2011	6.6369	6.2950	6.2950
2012 (through October 12, 2012)	6.3964	6.2769	6.3264

Past performance is not indicative of future performance.

What Are the Tax Consequences of an Investment in the Securities?
The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of a security purchased at its original issuance for the Face Amount. This discussion replaces in its entirety the discussion in the accompanying product supplement under the heading "U.S. Federal Income Tax Consequences."  It applies to you only if you hold the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a U.S. holder (as defined below) with a functional currency that is not the U.S. dollar and/or who holds a security as a part of a “straddle,” “conversion transaction” or “integrated transaction,” or who has entered into a “constructive sale” with respect to a security.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, subsequent changes to any of which may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions. If you are a taxable U.S. investor, you should not purchase the securities unless you are confident, following consultation with your tax adviser, that you will be able to determine and report taxable income or loss with respect to your securities under a highly complex set of rules.

Tax Treatment

There is substantial uncertainty regarding the U.S. federal income tax characterization of the securities. Based on current market conditions, we intend to treat them for information reporting purposes as "nonfunctional currency contingent payment debt instruments" the "denomination currency" of which is the Underlying Currency. Our treatment of the securities as debt instruments will likely be binding on you, but not on the IRS. Except where otherwise indicated in the discussion below applicable to non-U.S. holders (as defined below), the discussion that follows assumes that the securities are properly treated as debt instruments the denomination currency of which is the Underlying Currency.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Your tax consequences will be governed by highly complex provisions, set out in the Treasury regulations under Section 988 of the Code, that address the taxation of a debt instrument providing for one or more currency-linked contingent payments. Under this treatment, notwithstanding the fact that we will not make any payment on a security prior to the Maturity Date, and irrespective of your method of tax accounting, in each year that you own a security you will be required to accrue (as interest income) an amount of Underlying Currency determined, and translated into U.S. dollars, as described below.

We are required to determine a “comparable yield” for the securities in the Underlying Currency. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument, denominated in the Underlying Currency, with terms otherwise similar to those of the securities, including seniority, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingent payment on, or the liquidity of, the securities. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the securities representing a fixed payment of Underlying Currency on the Maturity Date that would produce a yield to maturity on the securities equal to the comparable yield.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 5022 Gate Pkwy, Suite 200, Mail Stop JCK01-0230, Jacksonville, Florida 32256, Attention: Saurav Aneja, 904-520-5573.   Neither the comparable yield nor the projected payment constitutes a representation by us regarding the actual amount that we will pay on a security.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals in respect of your securities, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your tax accounting method, you will generally be required to accrue interest on the securities at the comparable yield (in the Underlying Currency), translated into U.S. dollars as described below, and to make certain adjustments to reflect the difference, if any, between the actual and the projected amount of the payment at maturity.

You will generally include in income the U.S. dollar value of the accrued interest (determined in the first instance in units of the Underlying Currency), based on the average currency exchange rate for the applicable accrual period, or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within each taxable year. Alternatively, you may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year). An election to use this spot rate convention will apply to all debt instruments you  own for which you must accrue income in a non-functional currency, and cannot be changed without the approval of the IRS.

Upon a taxable disposition of a security, including at maturity, any gain you realize will be ordinary income, and any loss you realize will very generally be ordinary loss to the extent of previous interest inclusions, and thereafter will be capital loss. These consequences are governed by a complex set of calculations under which, depending on the facts, some of your ordinary gain may be treated as interest income and the rest (if any) as ordinary foreign exchange gain, or alternatively, some of your ordinary loss (and in some circumstances, some of what would otherwise be capital loss) may be treated as ordinary foreign exchange loss. In certain circumstances, it is also possible that you could be required to recognize ordinary foreign exchange gain in excess of your overall gain and a related capital loss. The deductibility of capital losses is subject to limitations.  If you were to recognize a foreign currency exchange loss above a specified threshold, you could be required to file a disclosure statement with the IRS. You should discuss the application of these complex rules with your tax adviser.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the discussion below under “—Possible Alternative Treatment of the Securities,” any income or gain you realize with respect to a security should not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Treatment of the Securities

Although we will treat the securities as debt instruments for information reporting purposes, this characterization is not binding on the IRS. If the IRS were to treat the securities as non-debt instruments, your tax consequences could be materially and adversely affected. In particular, you should be aware that in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments that are not treated as indebtedness for U.S. federal income tax purposes. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

Information Reporting and Backup Withholding

Accruals of interest income and cash proceeds received from a disposition of a security (including payment at maturity) will be subject to information reporting unless you qualify for an exemption. Cash proceeds may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of securities. We have agreed that UBS Financial Services Inc. may sell all or part of the securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the securities to brokerage accounts. The price to the public for all purchases of securities in brokerage accounts is $10.00 per security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an issue price of $9.80 per security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.